Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008
Mesa Air Group Reports Record Fiscal 2005 Revenues and Earnings
PHOENIX, November 17, 2005 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced 4th quarter after tax earnings of $15.0 million on operating revenues of $309.1 million. Total operating revenues for the fourth quarter of 2005 increased $49.1 million, or 18.9%, primarily the result of year-over-year increases in our regional jet fleet. Net income and earnings per share for the 4th quarter were $15.0 million and 36 cents per share on a diluted basis (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis), respectively, as compared to net income of $10.7 million and 25 cents per share for the same period of fiscal 2004. Pro forma net income for the quarter was $14.7 million, or 35 cents per share. Pro forma net income excluded net investment gains of $0.3 million. This compares to pro forma earnings of $11.5 million, or 27 cents per share for the comparable period of fiscal 2004.
Total Available Seat Miles (ASMs) for the fourth quarter of 2005 increased 10.8% from the fourth quarter of 2004, primarily a result of an increase in the number of regional jets flown from 129 jets as of September 30, 2004 to 144 as of September 30, 2005. During the quarter, the Company took delivery of two 86-seat CRJ-900s for its America West Express operations. At September 30, 2005, Mesa’s fleet of regional jets was comprised of 92 50-seat regional jets, 15 70-seat regional jets and 37 86-seat regional jets (55 at America West, 36 at United, 49 at US Airways and 4 transitioning to Delta). The Company delivered one additional 86-seat regional jet to America West in the first quarter of fiscal 2006. In addition to its regional jet fleet, Mesa operates 38 turboprops, including 16 37-seat DH8-200s (6 at America West and 10 at United) and 22 B1900s (8 at Mesa independent and 14 at US Airways).
Year-to-date net income was $56.9 million on operating revenues of $1.1 billion. Total operating revenues for 2005 increased $239.5 million, or 26.7%, primarily the result of year-over-year increases in our regional jet fleet. Net income and earnings per share for the year were $56.9 million and $1.35 per share, respectively, as compared to net income of $26.3 million and 63 cents per share for 2004. Pro forma net income for the year was $55.1 million, or $1.31 per share. Pro forma net income excluded $1.1 million in net costs to return four non-operating Embraer 120 aircraft to the lessor, a $0.8 million gain on the early return of two Shorts 360 aircraft to the lessor, $0.6 million from a settlement of a dispute with a vendor and net investment gains of $1.4 million. This compares to pro forma earnings of $39.1 million, or 89 cents per share for the comparable period of fiscal 2004.
As of September 30, 2005, the Company’s cash, marketable securities and debt investments were approximately $280.4 million, which includes $8.8 million of restricted cash.

Events during the quarter:
The Company finalized an agreement with AAR Corp. for the sale, management, and repair of certain of its regional jet rotable spare parts. Under the agreement, AAR will purchase approximately $50 million in existing spare parts inventory to support Mesa’s current and future fleet of regional jets. AAR will provide asset management planning and support for Mesa’s spare part operational requirements and will manage the component repairs. The repair portion of this agreement is valued at an estimated $200 million over the life of the 10 year contract.
The Company completed the permanent financing of 15 CRJ-900 regional jets through a sale/leaseback transaction. As a result of this transaction, which is structured as an off-balance sheet operating lease, approximately $400 million in both the asset and related debt were removed from the Company’s balance sheet.
The Company announced its intention to establish an independent inter-island Hawaiian airline with service expected to begin in the 1st quarter of 2006. The airline will be conducted using state-of-the-art new generation regional jets in a high quality, high frequency service, connecting the islands of Hawaii with service to the Hilo, Honolulu, Kona, Lihue and Maui (Kahului) markets. The aircraft will be incremental to Mesa’s current fleet.
Also during the quarter, the Company began the transition of 59 regional jets out of its US Airways operations into operation with United and Delta. The Company began flying in revenue service for Delta on October 1st and currently has eight aircraft with Delta.
“In spite of a difficult operating environment which led us to make significant changes to our operating plan, the Company posted record revenues and earnings for the year,” said Jonathan Ornstein, Mesa Air Group’s Chairman and Chief Executive Officer. “We believe these results reflect our ability to adapt to a changing environment and would not have been possible without operational flexibility, maintaining our focus on a high quality low cost product and the dedication of our motivated workforce. These attributes will allow us to successfully compete for future growth opportunities as the major airlines continue to restructure. As the fiscal year draws to a close, we would like to thank our airline partners, America West, Delta, Midwest Airlines, United and US Airways; our passengers; our suppliers, vendors and financial partners; our Board of Directors; and, most importantly, all of our people. Working together, we believe the future will continue to provide opportunity and job security to our employees and meaningful financial returns to our shareholders.”

Mesa’s operating statistics for the three months ended September 30,

	2005	2004	Change
Passengers	3,521,246	3,142,052		12.1%
Available Seat Miles (000s)	2,352,687	2,123,444		10.8%
Revenue Passenger Miles (000s)	1,694,256	1,564,340		8.3%
Load Factor %	72.0	73.7	-1.7	pts.
Yield (cents)	18.0	16.6		8.4%
Revenue per ASM (cents)	12.8	12.2		4.9%
Operating Cost per ASM (cents) *	11.6	11.0		5.5%
Operating Cost per ASM, excluding fuel expense (cents) *	7.8	8.0		-0.3%
Block Hours (000s)	147	114		28.9%
Average Stage Length (miles)	399	396		0.8%

*	Excluding one-time items
Mesa’s operating statistics for the year ended September 30,

	2005	2004	Change
Passengers	13,088,872	10,239,915		27.8%
Available Seat Miles (000s)	8,715,749	7,107,684		22.6%
Revenue Passenger Miles (000s)	6,185,864	5,035,165		22.9%
Load Factor %	71.0	70.8	0.2	pts.
Yield (cents)	18.2	17.8		2.2%
Revenue per ASM (cents)	13.0	12.6		3.2%
Operating Cost per ASM (cents) *	11.6	11.9		-2.5%
Operating Cost per ASM, excluding fuel expense (cents) *	8.1	9.2		-12.0%
Block Hours (000s)	571	514		11.1%
Average Stage Length (miles)	389	390		-0.3%

*	Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,	September 30,
	2005	2004
Operating revenues:
Passenger	$300,851	$252,025
Freight and other	8,219	7,984

Total operating revenues	309,070	260,009

Operating expenses:
Flight operations	82,637	81,403
Fuel	90,522	62,691
Maintenance	50,860	46,116
Aircraft and traffic servicing	16,886	18,472
Promotion and sales	785	1,260
General and administrative	18,218	14,989
Depreciation and amortization	13,357	9,292
Impairment and restructuring charges (credits)	—	(483)

Total operating expenses	273,265	233,740

Operating income	35,805	26,269

Other income (expense):
Interest expense	(13,977)	(7,416)
Interest income	1,059	256
Other income (expense)	1,438	(396)

Total other income (expense)	(11,480)	(7,556)

Income before income taxes	24,325	18,713
Income taxes	9,316	7,992

Net income	$15,009	$10,721

Income per common share:
Basic	$0.52	$0.35
Diluted	$0.36	$0.25

Weighted average shares — basic	28,646	30,884
Weighted average shares — diluted	46,113	48,724

Dilutive interest on convertible debentures included in interest expense (after tax)	$1,524	$1,437

	Three Months Ended
	September 30,	September 30,
	2005	2004
PRO FORMA (After tax):

Net income	$15,009	$10,721
Reversal of failed merger related costs	—	(232)
Reversal of restructuring costs	—	(238)
Tax effects related to executive compensation	—	852
Investment (income) loss	(265)	380

Pro forma net income	$14,744	$11,483

Pro forma income per common share
Basic	$0.51	$0.37
Diluted	$0.35	$0.27

Weighted average shares — basic	28,646	30,884
Weighted average shares — diluted	46,113	48,724

Dilutive interest on convertible debentures included in interest expense (after tax)	$1,524	$1,437
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.
Amounts reported above for prior year pro forma earnings per share amounts have been restated to reflect the Company’s adoption of Emerging Issues Task Force Issue Number 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.”

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Year Ended
	September 30,	September 30,
	2005	2004
Operating revenues:
Passenger	$1,102,550	$868,415
Freight and other	33,718	28,397

Total operating revenues	1,136,268	896,812

Operating expenses:
Flight operations	319,271	297,521
Fuel	304,256	194,510
Maintenance	198,695	163,463
Aircraft and traffic servicing	68,475	66,223
Promotion and sales	3,906	5,806
General and administrative	69,429	62,035
Depreciation and amortization	44,231	28,001
Impairment and restructuring charges (credits)	(1,257)	11,895

Total operating expenses	1,007,006	829,454

Operating income	129,262	67,358

Other income (expense):
Interest expense	(44,466)	(25,063)
Interest income	2,901	1,163
Other income	4,469	1,723

Total other income (expense)	(37,096)	(22,177)

Income before income taxes	92,166	45,181
Income taxes	35,299	18,899

Net income	$56,867	$26,282

Income per common share:
Basic	$1.95	$0.83
Diluted	$1.35	$0.63

Weighted average shares — basic	29,215	31,490
Weighted average shares — diluted	46,559	49,774

Dilutive interest on convertible debentures included in interest expense (after tax)	$6,097	$5,027

	Year Ended
	September 30,	September 30,
	2005	2004
PRO FORMA (After tax):

Net income	$56,867	$26,282
Embraer 120 lease return costs	1,052	—
Reversal of restructuring costs	(775)	(238)
Beech 1900 return costs	—	7,200
Merger related costs	—	1,973
Executive compensation payments, net of change in effective tax rate	—	4,210
Insurance proceeds	(617)	—
Investment (income) loss	(1,443)	(341)

Pro forma net income	$55,084	$39,086

Pro forma income per common share
Basic	$1.89	$1.24
Diluted	$1.31	$0.89

Weighted average shares — basic	29,215	31,490
Weighted average shares — diluted	46,559	49,774

Dilutive interest on convertible debentures included in interest expense (after tax)	$6,097	$5,027

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Amounts reported above for prior year pro forma earnings per share amounts have been restated to reflect the Company’s adoption of Emerging Issues Task Force Issue Number 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.”

Mesa’s fourth quarter results will be discussed in more detail on November 17, 2005 at 11:00 AM MST (Mountain Standard Time) via teleconference. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.
Mesa currently operates 182 aircraft with over 1,100 daily system departures to 176 cities, 43 states, the District of Columbia, Canada and Mexico. Mesa operates as America West Express, Delta Connection, US Airways Express and United Express under contractual agreements with America West, Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of Regional Aviation Partners and the Regional Aviation Association.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com